Exhibit 10.46

July 24, 2002

Mr. Robert J. Farrell

123 Edgewood Avenue

Smithtown, NY 11787

Dear Bob:

This letter constitutes the agreement (the “Agreement”) between you (“You”) and Mercator Software, Inc. (the “Company”) with respect to your resignation of employment with the Company.

1.	Your official termination shall be effective as of August 21, 2002 in concert with your employment agreement and you shall be paid through that date”

2.	Contingent upon approval of the Compensation and Option Committees of the Board and your compliance with the terms and conditions of this Agreement, the date to exercise any options vested as of August 21, 2002 , granted to you under the 1997 Equity Incentive Plan in the number and at the exercise prices set forth in the schedule attached here to as Personnel Option Status, will be extended until the end of the business day on February 28, 2003, after which such options shall terminate. In addition, you will be paid the equivalent of two (2) month’s base salary ($41,666.67) upon termination.

3.	For a period of one (1) year from the date of this Agreement, you shall not, without prior written consent of Company (a) solicit for employment any of the staff of Company, including former staff who left the Company within three (3) months of your solicitation, or knowingly of Company’s customers, or (b) solicit the business of Company’s customers for products that are directly competitive to Company products.

4.

During your employment with the Company you were given access to or acquired competitive and other business information from the Company or from employees, clients or customers of Company that is confidential and that cannot be lawfully duplicated or easily acquired. You understand and agree that you have a continuing obligation not to use, disseminate or otherwise disclose any such proprietary information, confidential information or trade secrets belonging to, concerning or referring to the Company. You further understand and agree that you have a continuing obligation not to use, disseminate or otherwise disclose any proprietary or confidential information or trade secrets belonging to, concerning or referring to any client or customer of the Company. In addition, you reconfirm your agreement to the Company’s Conditions of Employment as attached to your offer letter dated June 13, 2001.

5.	In the event that you breach any aspect of this confidentiality provision, you agree that the Company will be entitled to injunctive relief enforcing this agreement, and for such purposes you consent to the issuance by a court of competent jurisdiction of an appropriate temporary restraining order, preliminary injunction and permanent injunction.

6.	This letter agreement shall be governed by and construed under the laws of the State of Connecticut. Any dispute or controversy arising under or in connection with this letter agreement shall be resolved in a court of law of competent jurisdiction within the State of Connecticut. The Company hereby waives any claim or defense that such forum is not convenient or proper, agrees that any such court of law shall have in personam jurisdiction over it and consents to service of process upon it by any means authorized by Connecticut law. You hereby waive any claim or defense that such forum is not convenient or proper, agree that any such court of law shall have in personam jurisdiction over you and consent to service of process upon you by any means authorized by Connecticut law.

7.	This letter agreement is the only agreement and the entire agreement between you and the Company regarding your resignation from employment with the Company. The terms and provisions of this letter agreement may not be amended or modified except by written agreement signed by us both.

8.	If at any point you are called upon by the Company to provide assistance in any litigation with which the Company may be involved, you shall use your reasonable efforts to provide such assistance as the Company may reasonably request, including, but not limited to, attendance at court. In addition, you agree to assist in an orderly transition of your responsibilities to the Company for a reasonable, limited period of time. The Company shall pay any reasonable costs and expenses incurred by you in giving such assistance subject to receipt of evidence of such costs and expenses.

9.	You shall return to the Company on the last date of active employment, which may be on or before the Termination Date, all property, equipment, records, correspondence, documents, files, discs, software and other information (whether originals, copies or extracts) belonging to the Company which may be in your possession, power or control and you shall not retain any copies.

10.	As part of this Agreement, you shall refrain from taking action or making statements, written or oral, which either disparage or defame the goodwill or reputation of the Company, its directors, officers and employees or which could adversely affect the morale of other employees. The Company shall refrain from taking action or making statements, written or oral, which either disparage or defame your reputation.

If you are in agreement with the foregoing, please execute below and return one copy to the Company’s Human Resources Department.

Sincerely,

/s/    GREG O’BRIEN

Gregory O’Brien

SVP Human Resources

The foregoing is agreed to:

/s/    ROBERT J. FARRELL

Robert J. Farrell